EXHIBIT 99

PRESS RELEASE

THE CHILDREN’S PLACE REPORTS OCTOBER 2003 SALES RESULTS

~ October Sales Increased 21%; Comparable Store Sales Increased 8% ~

~ Company Now Anticipates Third Quarter Earnings of Approximately $0.42 Per Share Versus $0.06
Per Share Last Year ~

          Secaucus, New Jersey – November 6, 2003 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), today announced sales of $68.2 million for the four-week period ended November 1, 2003, a 21% increase over sales of $56.2 million for the same period last year. Comparable store sales for the four-week period increased 8% versus a 16% decrease in October 2002. During the month, the Company opened five stores.

          Sales for the third quarter increased 29% to $223.3 million from $173.4 million reported in the year-ago period. Comparable store sales for the quarter increased 14%, versus a 21% decrease in the prior year period. During the third quarter the Company opened 11 stores, and closed one.

          For the thirty-nine weeks ended November 1, 2003, total sales increased 19% to $563.4 million from $474.7 million last year. Comparable store sales for the year-to-date period increased 1% versus a 15% decrease last year. Year-to-date the Company has opened 49 stores, and closed three.

          Ezra Dabah, Chairman and Chief Executive Officer of The Children’s Place, said, "We are very pleased with the positive customer reception of our Holiday merchandise. Our merchandising, marketing and customer experience strategies continue to positively impact our business, driving increases in full price selling, comparable store sales transactions and average transaction size."

          The Company stated that based on October sales results it now anticipates earnings per share of approximately $0.42 for the third quarter, compared to earnings of $0.06 per share for the comparable quarter last year, and noted that it is entering the fourth quarter with very little old season inventory.

          In conjunction with The Children’s Place October sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Wednesday, November 12, 2003. To access the call, please visit the Company’s website, www.childrensplace.com, or dial (402) 220-1182.

          The Children’s Place plans to report full third quarter results on Thursday, November 13, 2003. The Company will host a conference call on that date to be broadcast live via webcast at 10:00 a.m. Eastern Time. Interested parties can access the webcast via the Company’s website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has taken place and will be available through Thursday, November 20, 2003.

          The Children’s Place Retail Stores, Inc. is a leading specialty retailer of high quality, value-priced apparel and accessories for children, newborn to age ten. The Company designs, contracts to manufacture and sells its products under the "The Children’s Place" brand name. As of November 1, 2003, the Company operated 689 stores, including 649 stores in the United States and 40 stores in Canada. The Company also sells its merchandise through its virtual store located at www.childrensplace.com.

          This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children's Place
      Seth Udasin, Chief Financial Officer, (201) 558-2409
      Heather Anthony, Director, Investor Relations, (201) 558-2865